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                                                                      EXHIBIT 99
PRESS RELEASE
FEBRUARY 25, 2002



Date:    February 25, 2002


Contact: Deborah Trevino                     Lindsay Hurley
         Williams Communications (media)     Williams Communications (investors)
         (918) 547-4764                      (918) 547-3773
         deborah.trevino@wcg.com             lindsay.hurley@wcg.com


WILLIAMS COMMUNICATIONS, BANKS CONTINUE DISCUSSIONS TO RESTRUCTURE BALANCE SHEET

         TULSA - Williams Communications (NYSE:WCG), a leading provider of broadband services for bandwidth-centric customers, today announced it is continuing discussions with its bank group to develop a restructuring plan as part of ongoing efforts to strengthen its balance sheet.

         "Williams Communications continues to have a productive dialogue with its banks. We firmly believe that this dialogue will enable us to meet the current challenges of the telecommunications marketplace and, ultimately, to thrive," said Howard Janzen, chairman and CEO for Williams Communications. "As previously stated, we believe the company has sufficient cash - over $1 billion as of December 31, 2001 - to fund our business plan through 2003. In addition, we are current on all of our obligations."

         The company, along with its bank group, is pursuing a comprehensive resolution to restructure its balance sheet. Currently, discussions are being expanded to include multiple restructuring options. In addition, the company has authorized its legal and financial advisers to discuss restructuring options with the holders of certain of its notes. The company expanded the options being considered after it concluded on February 22, 2002, that certain institutions other than the banks are not likely to participate in the restructuring process on terms that are beneficial to all stakeholders of the company. As part of evaluating the expanded options, the company is considering the potential benefits of a negotiated Chapter 11 reorganization process, which would support uninterrupted continuation of the business and minimize any impact to customer and vendor relationships. The company may decide to pursue that alternative if it believes it will allow for a more orderly process that maximizes enterprise value. The expanded options now being considered could potentially result in substantial shareholder dilution. As part of any restructuring the company undertakes, it plans to reduce its current controllable cost structure by approximately 25 percent, which will include workforce reductions.

         Continuing world-class service to customers and business growth are central to all restructuring options being discussed. Williams Communications recently announced new



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contracts with Verizon, Yahoo! and KDDI America, further strengthening its customer base of substantial industry players. The company also recently announced it had delivered on 99 percent of its Customer Firm Order Commitments as of the end of 2001, and on 97 percent of Customer Requested Due Dates. Both statistics significantly exceed standard industry intervals. As of the fourth quarter of 2001, the company had achieved 16 consecutive quarters of sequential network services revenue growth.

         "We remain committed to providing best-in-class network services to our customers as we continue to work toward de-leveraging our balance sheet," said Janzen. "Our customers have come to depend on our services because of our unyielding attention to their needs. We look forward to continuing our long-standing tradition of customer satisfaction and high standards of performance."

ABOUT WILLIAMS COMMUNICATIONS GROUP, INC. (NYSE:WCG)

Based in Tulsa, Okla., Williams Communications Group, Inc., is a leading broadband network services provider focused on the needs of bandwidth-centric customers. Williams Communications operates the largest, most efficient, next-generation network in North America. Connecting 125 U.S. cities and reaching five continents, Williams Communications provides customers with unparalleled local-to-global connectivity. By leveraging its infrastructure, best-in-breed technology, connectivity and network and broadband media expertise, Williams Communications supports the bandwidth demands of leading communications companies around the globe. For more information, visit www.williamscommunications.com.

FORWARD-LOOKING STATEMENTS

Statements made in this release regarding the company's or management's intentions, beliefs, expectations or predictions for the future are "forward-looking statements" and are subject to a number of risks, assumptions and uncertainties that could cause the company's actual results to differ materially from those projected. These risks, assumptions and uncertainties include: resolution of its discussions with the company's lenders over the terms of restructuring plan; the company's ability to implement a plan for the de-leveraging and restructuring of its balance sheet; the possibility of further deterioration in the health of capital markets and the telecommunications industry; the company's ability to collect proceeds from the sale of the Solutions business; the company's success in integrating the assets of iBEAM Broadcasting Corp. and CoreExpress, Inc.; the company's ability to manage operating costs and capital spending without limiting revenue growth; the potential for adverse results from the ongoing analysis of whether the company must impair certain assets in its financial reporting; the financial health of the company's customers; the potentially adverse effects of legal claims filed against the company; the potential risk of future litigation or regulatory proceedings; the possibility of adverse effects from rapid and significant developments or changes in the



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technology used by the company or its customers; the possibility of adverse effects from changes in the legislative, regulatory and business environments affecting the company; the potential for changes in competitive market factors affecting the company; unforeseeable adverse effects from economic or political events; and other risks referenced from time to time in the company's filings with the Securities and Exchange Commission, including its registration statements and its periodic reports on Form 10-K and Form 10-Q.

Note that all such forward-looking statements are made subject to the safe harbor protections provided by the Private Securities Litigation Reform Act of 1995. The company assumes no obligation to update such forward-looking statements to reflect actual changes or events after the date of this release.

This release includes EBITDA earnings data provided by the company as tool for understanding its operating results. Note that such data is not prepared in accordance with generally accepted accounting principles (GAAP), it should not be relied upon as an alternative to data prepared in accordance with GAAP, and it may differ from "EBITDA," "pro forma" or "normalized" data reported by other companies.

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